Exhibit 99.1

March 24, 2004

Novell Finalizes IBM Investment

IBM to purchase $50 million in Novell convertible preferred shares

Salt Lake City (BrainShare® 2004) — March 24, 2004 — Novell today announced it has signed a definitive agreement with IBM in connection with IBM’s previously announced $50 million investment in Novell. Publicized in conjunction with Novell’s offer to acquire SUSE® LINUX in November 2003, the investment, the primary terms of which were negotiated in November 2003, entails the purchase by IBM of Novell Series B convertible preferred shares that are convertible into 8 million shares of Novell common stock at a price of $6.25 per share. The Series B convertible preferred shares are entitled to a dividend of 2% per annum, payable quarterly in cash.

Due to an increase in Novell’s common stock price since November 2003, Novell expects to record a one-time, non-cash deemed dividend of approximately $26 million attributable to the value of the preferred stock’s conversion feature. This beneficial conversion feature will have no impact on net income, but will reduce earnings available for common shareholders and thus reduce basic and diluted earnings per share by approximately $0.07 in the current quarter.

In conjunction with the investment, Novell and IBM signed commercial agreements that extend the previous agreements between IBM and SUSE LINUX for Linux development and promotional activities.

About Novell

Novell, Inc. (Nasdaq: NOVL) is a leading provider of information solutions that deliver secure identity management (Novell® Nsure™), Web application development (Novell exteNd™) and cross-platform networking services (Novell Nterprise™), all supported by strategic consulting and professional services (Novell NgageSM). Active in the open source community with its Ximian® and SUSE LINUX brands, Novell provides a full range of Linux products and services for the enterprise, from the desktop to the server. Novell’s vision of one Net – a world without information boundaries – helps customers realize the value of their information securely and economically. For more information, call Novell’s Customer Response Center at (888) 321-4CRC (4272) or visit http://www.novell.com. Press should visit http://www.novell.com/pressroom.

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Novell and Ximian are registered trademarks; BrainShare is a registered service mark; Nsure, exteNd, and Nterprise are trademarks; and Ngage is a service mark of Novell, Inc. in the United States and other countries. SUSE is a registered trademark of SUSE AG, a Novell company. *All third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry

Novell, Inc.

Phone: (415) 591-6523

E-mail: blowry@novell.com